Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8 pertaining to the Jarden Corporation Amended and Restated 2003 Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedule of Jarden Corporation, Jarden Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Jarden Corporation, included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 7, 2005